FOR IMMEDIATE RELEASE
                                                              March 26, 1998




                         POINT WEST CAPITAL CORPORATION
                             ANNOUNCES 1997 EARNINGS


     SAN FRANCISCO-(March 26, 1998) Point West Capital Corporation (PWCC) (formerly known as Dignity Partners, Inc. (DPNR)) today reported net income of $1.0 million (or basic earnings of $.29 per share based on 3,521,736 weighted average shares of common stock outstanding) for the year ended December 31, 1997, compared to a net loss of $9.7 million (or a basic loss of (2.46) per share based on 3,942,166 weighted average shares of common stock outstanding) for the year ended December 31, 1996. Net income for the year ended December 31, 1997 reflects the effects of $1.2 million of interest income, a $680,000 gain on a sale of an investment, a $1.5 million pre-tax gain on assets sold, $489,000 of income on matured life insurance policies, a $328,000 provision for loss on assets held for sale, and a $3.9 million net loss in the Company's wholly owned financing subsidiary which was charged to the previously provided reserve for the loss of the equity interest in such subsidiary.

         The Company also reported a net loss of $199,000(or a basic loss of ($.06) per share based on 3,253,324 weighted average shares of common stock outstanding) for the quarter ended December 31, 1997 compared to a net loss of $153,000(or a basic loss of ($.04) per share based on 4,287,993 weighted average shares of common stock outstanding) for the quarter ended December 31, 1996. Although the Company realized net income of $1.0 million for the full year of 1997, the Company realized a loss in the fourth quarter of 1997 because the Company's revenues from the sale of assets were generated primarily in the first half of 1997, but the Company incurred expenses approximately ratably over the year.

         The Company's results of operations for the three and twelve months ended December 31, 1997 are not comparable to the three and twelve months ended December 31, 1996, primarily as a result of (i) the reclassification in the third quarter of 1996 of a substantial portion of the Company's assets as "assets held for sale" and related accounting consequences, and (ii) the volume of assets sold during 1997.

         Through December 31, 1997, the Company had consummated the sale of 348 policies, representing $28.4 million in aggregate face value, for $19.2 million. As a result of these sales, the Company realized a pre-tax loss of $180,000 for the year ended 1996 and a pre-tax gain of $1.5 million for the year ended 1997, in each case after giving effect to the provision for loss on sale of assets.

         Until February 1997, the Company provided viatical settlements for terminally ill persons. Subsequently, the Company has sought to become a broad-based specialty financial services company. To that end, the Company has expanded its financial services business through the formation and investment in other entities. During 1997 the Company formed and began operating two new businesses, Fourteen Hill Capital L.P. ("Fourteen Hill Capital") (a small business investment company licensed by the Small Business Administration) and Allegiance Capital, LLC ("Allegiance") (a lender to funeral home and cemetery owners). Fourteen Hill Capital had unrealized gains of $2.6 million at December 31, 1997 based on an estimate of the fair value of its investments on such date. Any gains or losses for such

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investments will be recognized on the income  statement,  if ever, upon the sale of such investments.

         The Company also continues to evaluate other strategic business opportunities. Fourteen Hill Capital and Allegiance are indicative of the types of business opportunities the Company intends to pursue.

         The following is summary balance sheet information as of December 31, 1997:




         Cash and cash equivalents......................................................................$10,039,560
         Restricted cash (1).............................................................................$3,756,714
         Investment securities...........................................................................$5,817,343
         Loans receivable, net of unearned income........................................................$4,015,716
         Assets held for sale..............................................................................$129,334
         Purchased life insurance policies..............................................................$36,586,788
         Investment in convertible preferred shares......................................................$1,658,478
         Total assets...................................................................................$62,969,253
         Reserve for equity interest in wholly owned
              financing subsidiary.......................................................................$2,300,037
         Long term notes payable........................................................................$38,804,107
         Total liabilities..............................................................................$41,703,145
         Net unrealized investment gains ................................................................$2,597,239
         Retained deficit..............................................................................$(7,996,737)
         Total stockholders' equity.....................................................................$21,266,108



(1) Restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding Corp. I, to secure the repayment of long term notes payable.



(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).
CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
                  Alan B. Perper, 415/394-9467